Exhibit 99.1

New York Community Bancorp’s Savings Bank Subsidiary Completes the Assumption of $2.2 Billion of Aurora Bank FSB Deposits in an Earnings-Accretive Transaction

WESTBURY, N.Y.--(BUSINESS WIRE)--June 29, 2012--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today announced that its wholly-owned savings bank subsidiary, New York Community Bank (the “Community Bank”), having received all required regulatory approvals, last night completed the assumption of $2.2 billion of FDIC-insured deposits from Aurora Bank FSB (“Aurora”) in accordance with an agreement announced on March 30, 2012.

All of the deposits acquired in the transaction were successfully converted during the night from Aurora’s processing system to the processing system used by the Community Bank.

In addition, Aurora paid the Community Bank $24.0 million for assuming its deposits, which included $1.4 billion of brokered certificates of deposit (“CDs”), $768 million of retail and institutional CDs, and $13 million of money market accounts.

Commenting on the transaction, which was approved earlier this month by the FDIC and the New York State Department of Financial Services, President and Chief Executive Officer Joseph R. Ficalora stated, “The vast majority of the deposits we assumed are short-term, low-cost deposits, and the $24.0 million payment will be used to further reduce the cost of those funds. While the transaction was a small one,” Mr. Ficalora added, “it was nonetheless symbolic of our focus on enhancing both our earnings and the value of our shares.

“We welcome Aurora’s depositors to our banking family,” Mr. Ficalora continued, “and look forward to introducing them to our full menu of products and services.”

Sandler O'Neill + Partners, L.P. served as financial advisor to the Company. Keefe, Bruyette & Woods, Inc. served as financial advisor to Aurora Bank and Deutsche Bank Securities Inc. served as co-advisor. Arnold & Porter LLP served as legal advisor to Aurora Bank.

About New York Community Bancorp, Inc.

With assets of $43.0 billion at March 31, 2012, New York Community Bancorp, Inc. is currently the 21st largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with more than 240 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with more than 30 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 17 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Investor:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032